UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2015

McGraw-Hill Global Education Intermediate Holdings, LLC
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-193697-01	80-0899362
(Commission File Number)	(IRS Employer Identification No.)

2 Penn Plaza New York, NY	10121
(Address of Principal Executive Offices)	(Zip Code)

(646) 766-2626
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On April 22, 2015, McGraw-Hill Global Education Holdings, LLC (the “Company”), a wholly-owned subsidiary of McGraw-Hill Global Education Intermediate Holdings, LLC (the “Registrant”), announced that it is seeking a repricing amendment of its existing senior secured credit facilities to reduce the interest rate on its existing term loans. In connection with the closing of the repricing, the Company is planning to prepay approximately $325,000 of the term loans, which will result in $679 million of term loans remaining outstanding pro-forma for the transaction (such repriced loans referred to as the “Refinancing Term Loans”). The Company expects that the Refinancing Term Loans will be prepayable at any time without premium or penalty, provided that there will be a 1.00% fee payable to the lenders in connection with any repricing of the Refinancing Term Loans that reduces the interest rate prior to the date that is 6 months after the closing of the repricing amendment (other than in connection with an IPO, a change of control or a transformative acquisition). The proposed repricing amendment is subject to market and other conditions.

In addition, the Registrant is disclosing under Item 7.01 of this Current Report on Form 8-K the information attached to this report as Exhibit 99.1, which information is incorporated by reference herein. This information, which has not been previously reported, is being provided on April 22, 2015 to lenders under the Registrant’s senior secured term loan and other prospective lenders in connection with the Refinancing Term Loans.

The information set forth in this Item 7.01 and in the attached Exhibit 99.1 and Exhibit 99.2 are deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Item 9.01	Financial Statements and Exhibits.
(d) - Exhibits
The following exhibits are being furnished with this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Disclosure provided to lenders

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

McGraw-Hill Global Education Intermediate Holdings, LLC
By:	/s/ David Stafford
Name: David Stafford
Title: Senior Vice President and General Counsel

 Dated: April 22, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Disclosure provided to lenders